Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
MERCANTILE BANK CORPORATION ANNOUNCES
FIRST QUARTER PROVISION EXPENSE ESTIMATE
Grand Rapids, MI – March 28, 2008 – At a meeting held March 27, 2008, the Board of Directors of Mercantile Bank Corporation (Nasdaq: MBWM) determined that deteriorating economic conditions and real estate valuations have had a negative impact on the commercial loan portfolio of its wholly-owned subsidiary, Mercantile Bank of Michigan (“Bank”). In response, the Bank expects to record a provision for loan and lease losses in the range of $8.7 million to $9.2 million for the first quarter of 2008. This provision will negatively impact Mercantile Bank Corporation’s operating results between $5.7 million and $6.0 million on an after-tax basis, or between $0.67 and $0.70 per diluted share, and will result in a net loss for the first quarter of 2008. After making the needed provision, the Bank will still be “well-capitalized” under regulatory capital requirements.
In light of the increasingly difficult economic environment in our markets, and in conjunction with the receipt of 2007 customer financial statements, during the past few weeks we have conducted a comprehensive review of our commercial loan portfolio. We have identified numerous commercial loan relationships that have deteriorated due to the economic environment. Analysis of these relationships revealed a reduced capability on the part of these borrowers to make required payments as indicated by factors such as, but not limited to, delinquent loan payments, diminished operating cash flow, deteriorating financial performance, or past due property taxes, and in the case of commercial and residential development projects slow absorption or sales trends. In addition, commercial real estate is the primary collateral source for many of these borrowing relationships and recently completed evaluations and appraisals in many cases reflect significant declines from the original estimated values.

The sizeable first quarter 2008 provision for loan and lease losses reflects the amount necessary to maintain the allowance for loan and lease losses at an adequate level, based on our current analysis of losses inherent in the commercial loan portfolio. We will continue to monitor the performance of our commercial loan portfolio and will react to conditions as they develop.
An estimate of out-of-pocket expenditures was included in the determination of the first quarter 2008 provision expense estimate. Our actual out-of-pocket expenditures in connection with the resolution of the identified loans could vary, depending on the length of time and number of hours of professional assistance required to resolve the loans, the nature of the proceedings in which the loans are resolved, the market conditions pertaining to the disposition of our collateral, and other factors not susceptible to precise estimation.
About Mercantile Bank Corporation
Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Headquartered in Grand Rapids, the Bank provides a wide variety of commercial banking services through its five full-service banking offices in greater Grand Rapids, and its full-service banking offices in Holland, Lansing, Ann Arbor and Oakland County, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.
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